Calculation of Filing Fee Tables
S-8
Virtu Financial, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock issuable upon exercise of options granted or in respect of awards granted under the Second Amended and Restated 2015 Management Incentive Plan	Other	7,500,000	$ 42.205	$ 316,537,500.00	0.0001531	$ 48,461.89
Total Offering Amounts:						$ 316,537,500.00		$ 48,461.89
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 48,461.89
Offering Note
[1]	Represents 7,500,000 shares of Class A common stock, par value $0.00001 per share (the "Class A Common Stock") of Virtu Financial, Inc. (the "Company") that are reserved for issuance upon exercise of options granted or in respect of awards to be granted under the Virtu Financial, Inc. Second Amended and Restated 2015 Management Incentive Plan (the "Plan"). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 also includes additional shares of Class A Common Stock in respect of the securities identified in the above table that may become issuable through the Plan by reason of any stock dividend, stock split, recapitalization or similar adjustments. Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high ($42.77) and low ($41.64) prices of the Class A Common Stock reported on the New York Stock Exchange on June 23, 2025.